December 4, 2025

Fahmi W. Karam
Chief Financial Officer
Upbound Group, Inc.
5501 Headquarters Drive
Plano, Texas 75024

       Re: Upbound Group, Inc.
           Form 10-K for Fiscal Year Ended December 31, 2024
           Filed February 25, 2025
           Form 10-Q for Fiscal Period Ended June 30, 2025
           Filed July 31, 2025
           File No. 001-38047
Dear Fahmi W. Karam:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services